JOHN HANCOCK TRUST AMENDMENT TO AMENDED AND RESTATED ADVISORY AGREEMENT

     AMENDMENT (the “Amendment”) made this ___ day of _______, 2008, to the Amended and Restated Advisory Agreement dated April 28, 2008, between John Hancock Trust, a Massachusetts business trust (the “Trust”) and John Hancock Investment Management Services, LLC, a Delaware limited liability company (“JHIMS” or the “Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. CHANGE IN APPENDIX A

Appendix A is amended to add the advisory fee for the following portfolio: American Diversified Growth & Income Trust Appendix A is amended to decrease the advisory fee for the following portfolios:

American Fundamental Holdings Trust American Global Diversification Trust

(collectively, the “Portfolios”)

2. EFFECTIVE DATE

The Amendment shall become effective with respect to the Portfolios on the later of:

(i) the date of its execution and (ii) approval by the Board of Trustees of the Trust of the Amendment.

John Hancock Trust

By:
___________________________

John Hancock Investment Management Services, LLC

By:
___________________________